February 2023 Fourth Quarter 2022 Earnings Call Exhibit 99.2

Forward Looking Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “anticipates”, “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission and available on the Partnership’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

CrossAmerica Business Overview Charles Nifong, CEO & President

Fourth Quarter Operations Motor Fuel Gross Profit from the Wholesale Segment increased 4% $18.7 million in 4Q22 versus $18.0 million in 4Q21 Driven by fuel margin increase Overall Gross Profit for the Wholesale Segment increased 6% ($32.8 million for 4Q22 versus $31.1 million for 4Q21) Wholesale fuel margin increased 12%, while fuel volume declined 7% 8.7 cents in 4Q22 versus 7.8 cents in 4Q21 Benefited from better sourcing costs and market conditions Wholesale fuel volume distributed for 4Q22 was 213.5 million gallons compared to 230.6 million gallons in 4Q21 Volume declined primarily due to lower volume in base business and, to a lesser extent, the Partnership’s real estate optimization efforts Retail Segment’s Gross Profit increased $10.2 million or 20% year-over-year $60.4 million in 4Q22 versus $50.2 million in 4Q21 Increase driven by motor fuel (+29%) and merchandise (+8%) gross profit Fuel margin per gallon, before deducting for credit card fees and commissions, for the retail segment of 38.3 cents in 4Q22 compared to 30.9 cents per gallon in 4Q21 Retail fuel volume was relatively flat for 4Q22 when compared to 4Q21 (125.1 million gallons sold in 4Q22 versus 125.3 million gallons in 4Q21)

Full Year 2022 Operations Wholesale Segment – Gross Profit increase of 5% ($130.7 million for FY22 versus $124.7 million for FY21) Margin (cents per gallon) increased 16% year-over-year at 8.7 cents per gallon for FY22 compared to 7.5 cents per gallon for FY21 Motor fuel gross profit increased 5% ($73.4 million in FY22 versus $70.2 million in FY21) Fuel volume distributed declined approximately 9% primarily due to lower volume in our base business that included some loss of independent dealer contracts, which are generally lower margin, as well as our real estate optimization efforts Rent represented 39% of the Wholesale Segment gross profit Retail Segment – Gross Profit increase of 61% ($245.0 million in FY22 versus $152.3 million in FY21) Increase driven by motor fuel (+85%) and merchandise (+38%) gross profit Fuel margin per gallon, before deducting for credit card fees and commissions, for the retail segment of 39.6 cents in FY22 compared to 28.0 cents per gallon in FY21 Fuel volume (+23%) was positively impacted by the acquisition of assets from 7-Eleven that occurred in the second half of 2021 Operating 255 convenience stores at year end 200 commission agent sites at year end

Strategy & Objectives for 2023 Improving the customer experience for our company operated retail sites and for our dealer customers and their customers Growing revenue Growing or maintaining volume Focusing on a great experience Within our operations team, increasing our efficiency and effectiveness Strategically, positioning our portfolio for the future We will continue to focus on our real estate rationalization plan Maximizing the value of our sites for many years to come

CrossAmerica Financial Overview Maura Topper, Chief Financial Officer

4Q and Full Year Results Summary OPERATING RESULTS (in thousands, except for distributions per unit and coverage) Three Months ended Dec. 31, 2022 2021 % Change Full Year 2022 2021 % Change Net Income $17,090 $11,980 43% $63,696 $21,654 194% Adjusted EBITDA $44,276 $37,000 20% $179,794 $123,260 46% Distributable Cash Flow $33,324 $30,977 8% $140,852 $102,169 38% Weighted Avg. Diluted Units 38,086 37,913 0% 38,059 37,884 0% Distribution Paid per LP Unit $0.5250 $0.5250 0% $2.1000 $2.1000 0% Distributions Paid $19,913 $19,893 0% $79,625 $79,552 0% Distribution Coverage (Paid Basis) 1.67x 1.56x 7% 1.77x 1.28x 38% Note: See the reconciliation of Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Capital Strength Maintained Distribution Rate Capital Expenditures Fourth quarter 2022 capital expenditures of $3.6 million with $1.6 million of growth capex Growth capital projects during the quarter included continued investment in car wash upgrades and certain targeted store upgrade and rebranding work Total 2022 capital expenditures of $30.4 million with $23.2 million of growth capex Coverage and Leverage Goals Credit facilities (CAPL Credit Facility and JKM Credit Facility) Continue to manage debt levels and our coverage ratio Blended aggregate leverage ratio down from 5.1x at 12/31/21 to 3.9x at 12/31/22 Continued Cash Generation and Prudent Capital Allocation Paid down of $48 million on our credit facilities in 2022 Acquired the assets of Community Service Stations in November 2022

Appendix Fourth Quarter 2022 Earnings Call

Non-GAAP Financial Measures Non-GAAP Financial Measures We use non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to us before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and operating expenses payable to affiliates of the general partner, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess our operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess our ability to generate cash sufficient to make distributions to our unitholders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

CROSSAMERICA PARTNERS LP

Fourth Quarter 2022 Earnings Call February 2023

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Net income [a]	$ 17,090	$ 11,980	$ 63,696	$ 21,654
Interest expense	9,767	5,949	32,100	18,244
Income tax (benefit) expense	(1,129)	(1,561)	714	(3,225)
Depreciation, amortization and accretion	19,102	21,120	80,625	77,852
EBITDA	44,830	37,488	177,135	114,525
Equity-based employee and director compensation expense	686	215	2,294	1,311
Gain on dispositions and lease terminations, net	(1,763)	(1,662)	(1,143)	(2,037)
Acquisition-related costs [b]	523	959	1,508	9,461
Adjusted EBITDA	44,276	37,000	179,794	123,260
Cash interest expense	(9,032)	(5,269)	(29,312)	(16,382)
Sustaining capital expenditures [c]	(1,973)	(754)	(7,164)	(4,161)
Current income tax benefit (expense)	53	—	(2,466)	(548)
Distributable Cash Flow	$ 33,324	$ 30,977	$ 140,852	$ 102,169
Distributions paid	$ 19,913	$ 19,893	$ 79,625	$ 79,552
Distribution Coverage Ratio [d]	**1.67x**	**1.56x**	**1.77x**	**1.28x**

(a) Beginning in the second quarter of 2022, CrossAmerica reconciled Adjusted EBITDA to Net Income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess our financial performance, without regard to capital structure, CrossAmerica believes Adjusted EBITDA should be reconciled with Net Income, so that the calculation isn't impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBITDA to Net income available to limited partners in past periods, as the Partnership has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition-related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) In 2022, CrossAmerica updated its calculation of its Distribution Coverage Ratio to divide Distributable Cash Flow by distributions paid, whereas in prior periods, the Distribution Coverage Ratio was calculated as Distributable Cash Flow divided by the weighted-average diluted common units and then CrossAmerica divided that result by distributions paid per limited partner unit.

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